EXHIBIT 99.1

Press Release

For Immediate Release

Company contact: Robert W. Howard, Executive Vice President - Finance and Investor Relations, or William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION REPORTS 2005 FINANCIAL RESULTS

DENVER – (PR Newswire) – March 2, 2006 – Bill Barrett Corporation (NYSE: BBG) today reported full year operating results for 2005 that were highlighted by:

•	Production growth of 24%

•	Proved reserve growth of 17%

•	Discretionary cash flow (1) of $195.4 million

•	Discretionary cash flow (1) per share of $4.50

•	Net income of $23.8 million

•	Earnings per share of $0.55

As previously announced, oil and gas production for 2005 was 39.4 Bcfe compared to 31.7 Bcfe in 2004. Net of the effect of hedging transactions, the Company’s average realized sales price for oil and gas production in 2005 was $7.21 per Mcfe compared to an average realized sales price in 2004 of $5.23 per Mcfe. In the fourth quarter of 2005, production was 12.3 Bcfe, a 22% increase over the prior quarter and a 51% increase over the comparable period of 2004. For the fourth quarter of 2005, realized prices were $8.89 per Mcfe compared to $5.76 per Mcfe in the fourth quarter of 2004. Proved reserves at December 31, 2005 were 341.0 Bcfe compared to 292.3 Bcfe at year end 2004.

For 2005, discretionary cash flow (1), a non-GAAP measure defined below, was $195.4 million, a 91% increase over 2004. Discretionary cash flow (1) for the fourth quarter of 2005 was $81.3 million, a 188% increase compared to the comparable 2004 period. On a per share basis, discretionary cash flow (1) was $4.50 and $1.86 for the year ended 2005 and the fourth quarter of 2005, respectively.

Net income for 2005 was $23.8 million compared to a loss for 2004 of $5.3 million. In the fourth quarter of 2005, net income was $23.3 million compared to a loss of $9.1 million in the fourth quarter of 2004. Included in the net income for 2005 were impairments related to certain properties in the Wind River Basin that totaled $42.7 million. Diluted earnings per share were $0.55 for the year ended 2005 and $0.53 for the fourth quarter of 2005.

Fredrick J. Barrett, Chairman and Chief Executive Officer, commented: “We are extremely pleased that we accomplished nearly everything we had planned for 2005. We significantly increased proved reserves and production organically due to our success in both development and exploration drilling, including two high-profile discoveries. We have grown our undeveloped acreage position to greater than 1.2 million acres and have 26 distinct exploration projects across the Rockies. We are carrying this momentum into 2006 as our $350 million net capital budget includes the drilling of nearly 40 exploration wells and continuing drilling in our active development program, primarily in West Tavaputs, Williston, and Piceance.”

Capital Expenditures

For 2005, net capital expenditures totaled $333.6 million, which was comprised of $28.2 million for the acquisition of undeveloped properties and land, $305.8 million for drilling, development, exploration, and exploitation of natural gas and oil properties, $10.9 million for geologic and geophysical costs, and $2.5 million for equipment and other expenditures, offset by $13.8 million received in proceeds from industry partners to pursue joint exploration projects. The following table lists the net capital expenditures, proved reserves, and wells spud by basin for 2005.

Basin	Net Capital Expenditures (in millions)	Proved Reserves (Bcfe)	Wells spud
Piceance	$129.5	114.5	80
Uinta	82.2	83.1	19
Wind River	57.8	85.8	22
Powder River	28.7	25.9	182
Williston	14.3	31.6	12
Other	21.1	0.1	8

Total	$333.6	341.0	323

Conference call to discuss fourth quarter and 2005 results

The Company’s year-end 2005 earnings teleconference call is scheduled for March 2, 2006 at 2:30 p.m. (MST). The call participation number is 800-344-0624 in the U. S. and Canada (1-706-643-1890 outside the U. S. and Canada) and the passcode is 4465883. A digital recording of the conference call will be available approximately two hours after the completion of the call, and continues through March 6, 2006 at 1-800-642-1687 in the U. S. and Canada (1-706-645-9291 outside the U. S. and Canada) and the passcode is 4465883. In addition, the call will be broadcast live online (audio only) and can be accessed by going directly to the Company’s website home page at www.billbarrettcorp.com by clicking on the link titled “Webcast”. An audio recording of the conference call will be available at that site approximately one hour after the conference call through March 20, 2006.

Forward-Looking Statements

This press release and certain statements in the scheduled conference call are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, the availability and cost of services and materials, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of risk management activities, governmental regulations and other factors discussed in the Company’s Form 10-K for the year ended December 31, 2005 that is expected to be filed with the Securities and Exchange Commission (www.sec.gov) on or about March 2, 2006.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

The following is a summary of our operational and financial highlights. Quarter ended December 31, 2004 and 2005 is unaudited.

Bill Barrett Corporation

Selected Operating Highlights

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Production:
Natural gas (MMcf)	11,474	7,415	36,287	28,864
Oil (MBbls)	137	122	523	474
Combined volumes (MMcfe)	12,296	8,147	39,425	31,708
Daily combined volumes (MMcfe/d)	133.7	88.6	108.0	86.6
Average Prices (net of the effect of hedges):
Natural gas (per Mcf)	$8.94	$5.57	$7.16	$5.10
Oil (per Bbl)	48.46	46.49	46.68	39.49
Combined (per Mcfe)	8.89	5.76	7.21	5.23
Average Costs (per Mcfe):
Lease operating expense	$0.45	$0.44	$0.50	$0.46
Gathering and transportation expense	0.26	0.23	0.30	0.19
Production tax expense	0.97	0.65	0.85	0.63
Depreciation, depletion and amortization	2.32	2.39	2.27	2.15
General and administrative (excluding stock-based compensation)	0.57	0.66	0.62	0.57
Year End Reserves:
Natural gas (Bcf)	N/A	N/A	306.0	257.8
Oil (MMBbls)	N/A	N/A	5.8	5.7
Combined (Bcfe)	N/A	N/A	341.0	292.3
PV-10 (in millions)*	N/A	N/A	$1,050	$592

*	PV-10, a non-GAAP measure, refers to the present value of future net revenues before income taxes of our proved reserves discounted at 10%. They were calculated using market prices for natural gas and oil at December 31, 2005 and 2004, which, for natural gas, were $7.72 and $5.52 per million British thermal units (MMBtu), respectively, and, for oil, were $61.04 and $43.46 per barrel (Bbl), respectively. PV-10 differs from Standardized Measure, a GAAP measure, because Standardized Measure includes the effect of future income taxes.

Bill Barrett Corporation

Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(in thousands, except share and per share amounts)
Revenues:
Oil and gas production	$109,288	$46,970	$284,406	$165,843
Other	1,879	1,495	4,353	4,137

Total revenues	111,167	48,465	288,759	169,980
Operating Expenses:
Lease operating expense	5,526	3,583	19,585	14,592
Gathering and transportation expense	3,233	1,877	11,950	5,968
Production tax expense	11,911	5,303	33,465	20,087
Exploration expense	4,113	3,379	10,930	12,661
Dry hole costs and abandonment expense	4,676	15,608	12,654	23,495
Impairment expense	6,356	516	42,699	516
Depreciation, depletion and amortization	28,563	19,482	89,499	68,202
General and administrative	7,020	5,376	24,540	18,061
Non-cash stock-based compensation	991	467	3,212	3,031

Total operating expenses	72,389	55,591	248,534	166,613

Operating (loss) income	38,778	(7,126)	40,255	3,367
Other Income and Expense:
Interest income	593	206	1,977	437
Interest expense	(1,439)	(6,556)	(3,175)	(9,945)

Total other income and expense	(846)	(6,350)	(1,198)	(9,508)

Income (Loss) before Income Taxes	37,932	(13,476)	39,027	(6,141)
Provision (Benefit) from Income Taxes	14,607	(4,378)	15,222	(875)

Net Income (Loss)	23,325	(9,098)	23,805	(5,266)
Less deemed dividends on preferred stock	N/A	(36,343)	N/A	(36,343)
Less cumulative dividends on preferred stock	N/A	(4,246)	N/A	(18,633)

Net income (loss) attributable to common stock	$23,325	$(49,687)	$23,805	$(60,242)

Net Income (Loss) Per Common Share:
Net Income (Loss) Attributable to Common Stock, Basic	$0.54	$(4.33)	$0.55	$(15.40)

Net Income (Loss) attributable to Common Stock, Diluted	$0.53	$(4.33)	$0.55	$(15.40)

Weighted Average Common Shares Outstanding, Basic	43,390,935	11,463,945	43,238,312	3,912,285

Weighted Average Common Shares Outstanding, Diluted	43,823,537	11,463,945	43,439,634	3,912,285

***	Deemed dividends of $36.3 million were related to the issuance of preferred stock through May 2004 at prices that were less than fair market value at the date of sale in addition to other beneficial conversion features. These dividends were reflected in December 2004 due to the conversion of all outstanding preferred stock into common stock upon completion of our IPO.

Bill Barrett Corporation

Consolidated Condensed Balance Sheets

	As of December 31,
	2005	2004
	(in thousands)
Assets:
Cash and cash equivalents	$68,282	$99,926
Other current assets	73,036	37,964
Property and equipment, net	745,948	552,165
Other assets	1,679	6,103

Total assets	$888,945	$696,158

Liabilities and Stockholders’ Equity:
Current liabilities	$132,798	$62,106
Long-term debt	86,000	—
Other long-term liabilities	39,364	14,320
Stockholders’ equity	630,783	619,732

Total liabilities and stockholders’ equity	$888,945	$696,158

Bill Barrett Corporation

Consolidated Statements of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(in thousands)
Operating Activities:
Net Income (Loss)	$23,325	$(9,098)	$23,805	$(5,266)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	28,563	19,482	89,499	68,202
Impairment expense	6,356	516	42,699	516
Deferred income taxes	14,607	(4,378)	15,222	(875)
Exploratory dry holes and abandonments	4,676	15,607	12,654	23,495
Stock compensation and other non- cash items	1,123	400	3,226	3,071
Amortization of deferred financing costs	293	3,728	1,175	4,409
Gain on sale of properties	(1,707)	(1,381)	(3,808)	(3,729)
Change in assets and liabilities:
Accounts receivable	(14,699)	(9,521)	(24,811)	(15,802)
Prepayments and other current assets	(1,238)	156	(1,891)	(2,037)
Accounts payable, accrued and other liabilities	1,853	3,940	1,700	3,664
Amounts payable to oil and gas property owners	13,191	2,871	14,307	3,450
Production taxes payable	(2,817)	(1,619)	10,493	7,784

Net cash provided by operating activities	73,526	20,703	184,270	86,882
Investing Activities:
Additions to oil and gas properties, including acquisitions	(90,830)	(51,794)	(314,965)	(327,430)
Additions of furniture, equipment and other	(1,868)	(799)	(3,720)	(2,141)
Proceeds from sale of properties	4,806	1,592	13,842	8,811

Net cash used in investing activities	(87,892)	(51,001)	(304,843)	(320,760)
Financing Activities:
Proceeds from debt	80,000	34,000	146,000	288,000
Principal payments on debt	(37,000)	(277,000)	(60,000)	(345,000)
Proceeds from sale of common and preferred stock	1,984	9	2,979	33,782
Proceeds from initial public offering	—	373,750	—	373,750
Offering costs	—	(25,221)	(84)	(26,384)
Deferred financing costs and other	—	(209)	34	(6,378)

Net cash provided by financing activities	44,984	105,329	88,929	317,770

Increase (Decrease) in Cash and Cash Equivalents	30,618	75,031	(31,644)	83,892
Beginning Cash and Cash Equivalents	37,664	24,895	99,926	16,034

Ending Cash and Cash Equivalents	$68,282	$99,926	$68,282	$99,926

Bill Barrett Corporation

Reconciliation of Discretionary Cash Flow (1) from Net Income (Loss)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(in thousands except share and per share amounts)
Net Income (Loss)	$23,325	$(9,098)	$23,805	$(5,266)
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	28,563	19,482	89,499	68,202
Dry hole costs, abandonments, and impairment expense	11,032	16,104	55,353	24,011
Exploration expense	4,113	3,379	10,930	12,661
Deferred income taxes	14,607	(4,378)	15,222	(875)
Stock compensation and other non-cash items	1,123	400	3,226	3,071
Amortization of deferred financing costs	293	3,728	1,175	4,409
Gain on sale of properties	(1,707)	(1,381)	(3,808)	(3,729)

Discretionary cash flow (1)	$81,349	$28,256	$195,402	$102,484

Weighted Average Common Shares Outstanding, Diluted	43,823,537	11,463,945	43,439,634	3,912,285
Discretionary cash flow (1) per share	$1.86	N/A	$4.50	N/A

(1)	Discretionary cash flow is computed as net income (loss) plus depreciation, depletion, amortization and impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, losses (gains) on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

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